Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF AUGUST 8, 2008

BETWEEN

KRCA TELEVISION LLC,

KRCA LICENSE LLC

AND

LATIN AMERICA BROADCASTING OF ARIZONA, INC.

ASSET PURCHASE AGREEMENT, SCHEDULES

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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LIST OF SCHEDULES

Schedule 1.1A	-	Assets

Schedule 1.1B	-	Permitted Liens

Schedule 3.3	-	Consents Required by Seller

Schedule 3.5	-	Licenses

Schedule 3.7	-	Intellectual Property

Schedule 3.10	-	Claims and Litigation

Schedule 3.11	-	Interference with Signal

Schedule 3.12	-	Compliance with Legal Requirements

Schedule 3.14	-	Exceptions to Conduct of Business in Ordinary Course

Schedule 3.16	-	Insurance

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated August 8, 2008, by and between KRCA Television LLC, a California limited liability company, KRCA License LLC, a California limited liability company (together, “Buyer”), and Latin America Broadcasting of Arizona, Inc., an Arizona corporation (formerly known as KDMA Channel 25, Inc., and referred to herein as, “Seller”). Seller and Buyer are sometimes referred to herein as the “Parties” and each as a “Party.”

RECITALS:

A. Seller owns, leases or otherwise has the right to use and operate all the assets used or useful in connection with the business and operations of low-power television station KVPA-LP, Phoenix, Arizona (the “Station”).

B. Among other assets of the Station, Seller holds the licenses, permits and other authorizations issued by the Federal Communications Commission (“FCC”) for the operation of the Station.

C. Seller desires to convey, or cause to be conveyed, and Buyer wishes to acquire the Assets, including all licenses, permits and other authorizations to operate the Station, on the terms and conditions hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1. DEFINITIONS

1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

“Action” means, for any Person, any action, counterclaim, suit, litigation, arbitration, governmental investigation or other legal, administrative or Tax proceeding, or Judgment, claim, or complaint by or against such Person, excluding any litigation affecting the television broadcasting industry generally in which such Person is not a named party, and any rule-making proceedings.

“Affiliate” of a Person means any Person, which directly or indirectly controls, is controlled by or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Assets” means the assets of Seller used or useful by Seller in connection with the Business, which are set forth on Schedule 1.1A, including the FCC Licenses.

“Assignment Application” means the application to be filed jointly by Seller and Buyer with the FCC relating to the assignment of the FCC Licenses by Seller to Buyer in the manner contemplated by this Agreement.

“Books and Records” means all of the written and electronic books and records of Seller related to the Business (other than any included in the Excluded Assets).

“Business” means the business and operations of Seller relating to the Station.

“Business Day” means any day of the year on which banks are not required or authorized to be closed in the State of California.

“Closing” means the consummation of transactions contemplated by this Agreement, including the assignment, transfer, conveyance and delivery of the Assets and the Purchase Price as contemplated hereunder.

“Closing Date” means the date of Closing, which shall occur on a date to be mutually agreed to by Buyer and Seller which shall not be later than five (5) Business Days after the satisfaction or waiver of all of the conditions set forth in Sections 7 and 8.

“Closing Place” means the offices of Buyer’s counsel in Washington, D.C., or such other location agreed upon by the Parties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Arrangement” means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to Employees, former Employees, officers, directors or shareholders of Seller or any ERISA Affiliate, any compensation or other benefits, whether deferred or not, in excess of base salary, sales commissions or wages (excluding overtime pay), including any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan, employment or consulting agreement and any other employee fringe benefit plan.

“Consents” means the consents, permits or approvals of Government Authorities and other third parties required by Seller or Buyer, as the case may be, to transfer the Assets to Buyer or otherwise for the Parties to consummate the transactions contemplated hereby.

“Contracts” means the leases, contracts, commitments, understandings and agreements relating to the Station to which Seller is a party, whether oral or written.

“Employee Plan” means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or other employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) to which any ERISA Affiliate contributes or has contributed or which either of Seller or any ERISA Affiliate sponsors or maintains (or has sponsored or maintained), or pursuant to which Seller or any ERISA Affiliate has any Liability and which provides benefits to any Employee, director or consultant of Seller.

“Employees” means the persons employed by Seller on a full or part-time basis to facilitate or carry out any aspect of the Business.

“Enforceability Exceptions” means the exceptions or limitations to the enforceability of contracts under bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by the application of general principles of equity.

“Environmental Laws” means the Legal Requirements relating to health, safety or the environment, including the Handling of Hazardous Substances, the presence of Hazardous Substances on any Real Property, or any antipollution requirements.

“Equipment” means the television studio and transmitter site equipment, furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, inventory, office materials and supplies, spare parts and other personal property of Seller included among the Assets, plus such additions, improvements or replacements thereto or deletions therefrom that may occur in the normal course of business prior to the Closing Date, in accordance with the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Seller as defined in Section 414(b) or (c) of the Code.

“Escrow Agent” means the Escrow Agent named in the Escrow Agreement, and any successors thereto pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement being entered into among Buyer, Seller and the Escrow Agent on the date hereof.

“Escrow Amount” means the sum of the Escrow Deposit, plus all interest or other earnings thereon.

“Escrow Deposit” means the sum of One Hundred Twenty-Five Thousand Dollars ($125,000) which is being deposited by Buyer with the Escrow Agent in immediately available funds on the date hereof to secure the obligations of Buyer to close under this Agreement, with such deposit being held by the Escrow Agent in accordance with the Escrow Agreement.

“Excluded Assets” means all assets of Seller except for those set forth on Schedule 1.1A hereto.

“FCC Consent” means action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) granting its consent to the assignment of the FCC Licenses by Seller to Buyer as contemplated by this Agreement.

“FCC Licenses” means the licenses, permits or other authorizations, including any applications therefor, issued or granted by the FCC to Seller and used or intended to be used in the operation of the Station, including those set forth on Schedule 3.5.

“Final Order” means action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests or applications are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such request or application, and the time for the FCC to set aside the action on its own motion, have expired.

“GAAP” means United States generally accepted accounting principles as currently in effect.

“Governmental Authority” means any court or any federal, state, county, local or foreign governmental, legislative or regulatory body, agency, department, authority, instrumentality or other subdivision thereof, including the FCC.

“Handling” means the production, use, generation, storage, treatment, recycling, disposal, discharge, release or other handling or disposition of any kind of any Hazardous Substances.

“Hazardous Substance” means any pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or any pollutant that is labeled or regulated as such by any Governmental Authority pursuant to an Environmental Law.

“Intellectual Property” means all trademarks, trademark applications, patents, patent applications, service marks, service mark applications, trade names, copyrights, copyright applications, licenses, domain names, call letters and other intellectual property rights owned, licensed or otherwise held by Seller and used or useful by Seller in connection with the Station, other than Intellectual Property directly related to the Excluded Assets.

“Judgment” means any judgment, writ, order, injunction, determination, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by a Governmental Authority.

“knowledge” or “to the knowledge” of a Party (or similar phrases) means actual knowledge of a fact, or constructive knowledge if a reasonably prudent person in a like position would have known or should have known, the fact; and the “actual knowledge” of a Party means such Party’s actual knowledge of a fact.

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, permit or permit condition, Judgment, or other requirement, standard, policy or procedure enacted, adopted or applied by any Governmental Authority.

“Liabilities” means claims, obligations, commitments or liabilities of a Person of any nature, absolute, accrued, contingent or otherwise, known or unknown, whether matured or immature, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Licenses” means the licenses, permits, franchises, registrations, authorizations, consents or approvals issued by the FCC or any other Governmental Authority to Seller with respect to the operation of the Station.

“Lien” means any lien, pledge, charge, easement, security interest, mortgage, deed of trust, right-of-way or other encumbrance.

“Material Adverse Effect” means any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions, would reasonably be expected to have a material adverse effect on: (i) with respect to Seller, the property or condition (financial or otherwise) of the Business or the Station, or the ability of Seller to consummate the transactions contemplated by this Agreement, and (ii) with respect to Buyer, the ability of Buyer to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not include any effect arising out of or resulting from (w) the transactions contemplated by this Agreement, including the effects of taking any action expressly required, or not taking any action expressly prohibited, by this Agreement, (x) general economic, financial, competitive or market conditions, (y) changes affecting the television broadcasting industry generally, except to the extent the Station or the Assets are affected in a disproportionate manner as compared to other television broadcast companies, or (z) new or changed legislation, rules or regulations imposed or adopted by Governmental Authorities.

“Off-Air Date” means June 23, 2008, the date the Station ceased broadcasting.

“Permitted Liens” means the following: (i) liens for current Taxes not yet due and payable (or being contested in good faith); (ii) rights reserved to any Governmental Authority to regulate the affected property and (iii) any Liens set forth in Schedule 1.1B.

“Person” means any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Struiksma Lien” means the Lien(s) on the Assets or the Station held by Marvin Struiksma.

“Taxes” means any taxes, charges, fees, levies or other assessments, including income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, penalties and interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

“Technology” means any trade secrets, inventions, know-how, formulae, processes, procedures and computer software.

“Tower Lease” means that certain Tower Site Lease #4079684 dated January 11, 2006, by and between Pinnacle Towers LLC, as Lessor, and Seller.

1.2 Terms Defined Elsewhere in this Agreement. In addition to (i) the defined terms in the preamble, recitals and Section 1.1 hereof, or (ii) certain defined terms used solely within a single section hereof, the following is a list of terms used in this Agreement and a reference to the section hereof in which such term is defined:

Term	Section
Adjustments	2.3(b)
Assumed Liabilities	2.4
Auditor	2.3(d)
Buyer’s Indemnified Parties	10.2
Buyer’s Calculation	2.3(c)
Claimant	10.4
Claim Notice	10.4
Closing Cash Payment	2.2
Discovery Period	2.3(d)
FCC	Recital C
Indemnity Period	10.1
Indemnitor	10.4
Joint Press Release	6.5(a)
Losses	10.2
Non-Assumed Liabilities	2.4
Purchase Price	2.2
Seller’ Estimate	2.3(b)
Seller’s Indemnified Parties	10.3
Station	Recital A

1.3 Clarifications. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word “including” is not limiting, and the word “or” is both conjunctive and disjunctive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a section, schedule or exhibit is a reference to a section of this Agreement or a schedule or exhibit hereto, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 2. PURCHASE OF ASSETS

2.1 Agreement to Sell and Buy. Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing, (i) Seller shall sell, convey, transfer, assign and deliver to KRCA Television LLC all of Seller’s right, title and interest in and to the Assets (other than the FCC Licenses), and KRCA Television LLC shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in and to the Assets (other than the FCC Licenses), free and clear of all Liens other than Permitted Liens, and (ii) Seller shall assign and deliver to KRCA License LLC, and KRCA License LLC shall accept assignment from Seller of, all of Seller’s rights, title and interest in and to the FCC Licenses.

2.2 Purchase Price.

(a) The purchase price for the Assets shall be One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Purchase Price”), as adjusted preliminarily as of Closing and finalized subsequent to Closing pursuant to Section 2.3. The preliminary determination of the Purchase Price that shall be payable by Buyer on the Closing Date (the “Closing Cash Payment”) shall be paid by Buyer at the Closing by wire transfer of immediately available funds in U.S. dollars, to Marvin J. Struiksma, Trustee, or another designee of Seller and to an account thereof designated in writing by Seller. It is acknowledged that the Escrow Deposit shall be credited against the payment of the Purchase Price, as provided by Section 2.2(b) below.

(b) Concurrently with the execution and delivery of this Agreement, Buyer and Seller are executing and delivering the Escrow Agreement, and Buyer is depositing the Escrow Deposit with the Escrow Agent to be held pursuant thereto. Upon the Closing, Buyer and Seller shall instruct the Escrow Agent to pay the amount of the Escrow Deposit plus all interest and income earned on the Escrow Deposit prior to Closing to Seller or another designee of Seller, by wire transfer of immediately available funds in U.S. dollars to an account designated by Seller, which amount shall be credited against the payment by Buyer of the Purchase Price. If this Agreement is terminated prior to the Closing, the Escrow Deposit shall be disbursed in accordance with Sections 11.2 and 11.4.

2.3 Adjustments and Prorations.

(a) Subject to the terms of this Agreement, all revenues and all expenses arising from the Business, including business and license fees, utility charges and all other fees or charges arising under real and personal property Taxes and assessments levied against the Assets, property and Equipment rentals, applicable copyright or other fees (including program license payments), sales and service charges, Taxes (except for Taxes arising from the transfer of the Assets hereunder), annual regulatory fees, amounts owing in respect of unlicensed software, music license fees and similar prepaid and deferred items, shall be prorated between Seller and Buyer in accordance with GAAP and subject to the general principle that Seller shall receive the benefit of all revenues, and be responsible for all costs, expenses and Liabilities, allocable to the Station for the period prior to the Closing Date, and Buyer shall receive the benefit of all revenues, and be responsible for all costs, expenses and Liabilities, allocable to the Assets on or after the Closing Date, including that Seller shall receive a credit for all prepaid expenses incurred by Seller with respect to the Assets on and after the Closing Date. Notwithstanding the foregoing, Seller shall be entitled to all revenue and bear all expenses and Liabilities related to the Excluded Assets and the Non-Assumed Liabilities both prior to and after the Closing Date, except as provided in Section 5.2(c) hereof.

(b) Seller shall prepare and submit to Buyer, not later than five (5) Business Days prior to the Closing Date, a good faith written estimate of the adjustments and prorations set forth in subsection (a) above that remain unpaid as of Closing (the “Adjustments”) in accordance with this Section 2.3, along with Seller’s estimate of the Purchase Price resulting from the Adjustments (“Seller’s Estimate”). After delivery of Seller’s Estimate, including all supporting documentation of any proposed Adjustments, Buyer and Seller shall in good faith attempt to resolve prior to Closing any disputes between them with respect to the determination of the Closing Cash Payment. If as of Closing any items shall be in dispute between them with respect to the Closing Cash Payment, Seller’s Estimate, as adjusted to reflect any changes to the Adjustments agreed to by the Parties, shall be used as the amount of the Closing Cash Payment payable by Buyer on the Closing Date, with such disputed items to be settled between the Parties following Closing pursuant to subsections (c) and (d) below.

(c) Buyer shall prepare and submit to Seller, not later than sixty (60) days following the Closing Date, Buyer’s written good faith determination of the Adjustments, including any changes to the preliminary Adjustments used to determine the Closing Cash Payment and all supporting documentation of any additions or modifications to the preliminary Adjustments, along with a calculation of the Purchase Price resulting from the Adjustments as determined by Buyer (“Buyer’s Calculation”). After delivery of Buyer’s determination of the Adjustments and Buyer’s Calculation to Seller, Seller may furnish Buyer, within fifteen (15) Business Days following delivery of Buyer’s Calculation, with written notification setting forth in reasonable detail any disputes Seller has with Buyer’s determination of the Adjustments and Buyer’s Calculation. In the event that Seller does not provide such a written notification within such fifteen (15) Business Day period, Seller shall be deemed to have accepted the Adjustments and Buyer’s Calculation, which shall be final, binding and conclusive for all purposes hereunder. In the event any such written notification is timely provided, then Buyer and Seller shall, for a period of ten (10) Business Days (or such longer period as they may mutually agree), in good faith attempt to resolve any disputes between them with respect to the determination of the Purchase Price, with each Party claiming an adjustment to its credit providing the other with any documentation reasonably requested by the other Party to determine the appropriateness of such claimed Adjustment. In no event shall Buyer or Seller be permitted to dispute any item or amount that was agreed to prior to Closing in the determination of the Closing Cash Payment.

(d) If, following such ten (10) Business Day period, the Parties cannot agree on the amount of the final Adjustments, the determination shall be made by a national or regional accounting firm jointly designated by the Parties (the “Auditor”). The Auditor shall make the determination based on GAAP in effect on the Closing Date. Either Party may invoke the use of the Auditor by notifying the other Party in writing. In the event that either Party invokes the use of the Auditor, there shall be a thirty (30) day period (the “Discovery Period”) when the Parties may request of and shall provide to each other in writing or computer format where appropriate any documentation or records in the possession of the other Party that are related to a claim or defense to be made to the Auditor. Fifteen (15) Business Days after the expiration of the Discovery Period, the Parties shall have the opportunity to present their claims and supporting documentation to the Auditor. The Parties shall use their commercially reasonable efforts to cause the Auditor to render a decision within fifteen (15) Business Days after each Party shall have presented (or have foregone the opportunity to present) its claims and supporting documentation to the Auditor. The decision of the Auditor shall be final and binding on the Parties and shall not be subject to any judicial challenge by either Party. Within five (5) Business Days after the Auditor provides the determination to the Parties, payment in accordance with that determination shall be made by the appropriate Party by wire transfer of immediately available funds in U.S. dollars, to an account designated by the Party entitled to receive such payment. The expenses of the Auditor shall be paid by the Party which, based on the Auditor’s resolution of the disputed item(s), is not the prevailing Party.

2.4 Assumed Liabilities. At and after the Closing, Buyer shall assume and timely pay, discharge and perform when due those Liabilities attributable to periods after the Closing under or with respect to the Licenses and other Assets (collectively, the “Assumed Liabilities”). All Liabilities not expressly assumed by Buyer hereunder are collectively referred to herein as “Non-Assumed Liabilities” and shall remain and be the obligations and liabilities solely of Seller. Without limiting the generality of the foregoing, the Non-Assumed Liabilities shall include the following: (i) any Liabilities arising from or related to the ownership, operation or use of the Business and/or the Assets prior to Closing (including, without limitation, all liabilities relating to Seller’s existing programming agreements, unless expressly assumed by Buyer), (ii) all Liabilities relating to any of the Excluded Assets, (iii) any debts, obligations or other Liabilities owing from Seller or any of its Affiliates to Seller or any of its Affiliates, (iv) any Liability of Seller or any Affiliate of Seller for Taxes relating to periods prior to Closing, whether or not shown on a Tax Return, (v) any Liability for Taxes payable with respect to Seller’s transfer of the Assets to Buyer and Seller’s consummation of the other transactions contemplated by this Agreement, except to the extent of Buyer’s obligation to pay such Liability under Section 12.2 of this Agreement; (vi) any claims or other Liabilities of Seller arising out of the operation of the Business prior to Closing under or relating to pre-Closing violations of Environmental Laws or pre-Closing releases of Hazardous Substances, (vii) any Liability to or in respect of, or arising out of or in connection with, the employment or cessation of employment by Seller of, any Employees or former Employees of Seller, including (A) any employment or consulting agreement, whether or not written, between Seller and any person, (B) any Liability under any Compensation Arrangement and any Employee Plan, (C) any claim of an unfair labor practice or grievance or any claim under any unemployment compensation, employment standards, pay equity or worker’s compensation law or regulation or under any federal, state or provincial employment discrimination law or regulation, which shall have been asserted by any Employee or former Employee based on acts or omissions which occurred during the period of or relating to such Employee’s employment by Seller, whether or not such Employee is hired by Buyer or any of its Affiliates, (D) any Liability relating to payroll, vacation, personal day or sick pay for any current or former employee, director, officer, consultant or independent contractor of Seller, (E) with respect to any actual or alleged agreements or promises to current or former employees, directors, officers, consultants or independent contractors regarding stock options, equity or equity based compensation plans, programs or arrangements maintained by Seller or any of its Affiliates, and (F) any Liability arising out of or relating to any stay bonus, severance plan or arrangement, special waiting bonus or special retention plan or agreement, (viii) any Liabilities for legal, accounting or broker’s fees incurred by Seller and its Affiliates in connection with this Agreement and the consummation of the transactions contemplated hereby, and (ix) all Liabilities of Seller arising under this Agreement.

Section 3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1 Organization and Authority. Seller is a corporation formed under the laws of the State of Arizona. Seller has all requisite corporate power and authority (i) to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby, and (ii) to own, lease and operate the Station and the Assets owned by it and to carry on the Business as now being conducted.

3.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement and the Escrow Agreement by Seller have been duly and validly authorized by all necessary corporate action of Seller. This Agreement and the Escrow Agreement have been (or when delivered will be) duly executed and delivered by Seller and constitute (or will constitute) a valid and binding agreement of Seller enforceable against it in accordance with its terms, except as its enforceability may be limited by the Enforceability Exceptions.

3.3 No Contravention; Consents. Subject to obtaining the Consents set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and the Escrow Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by Seller will not, after the giving of notice, or the lapse of time, or otherwise (i) violate any provisions of the organizational documents of Seller, or (ii) violate any Legal Requirements applicable to Seller or any of the Assets. Except for the Consents set forth in Schedule 3.3, no material consent, approval, or authorization of any Governmental Authorities or other third party is required by Seller in connection with the execution, delivery and performance of this Agreement and the Escrow Agreement by Seller or the consummation by Seller of the transactions contemplated hereby and thereby.

3.4 Title to Assets. Seller has good and marketable title to or a valid leasehold interest in, or otherwise has the right to use, all of the Assets, free and clear in each case of any Liens except for Permitted Liens.

3.5 Licenses. Schedule 3.5 is a list of all FCC Licenses and other material Licenses held as of the date of this Agreement, all of which taken in the aggregate constitute all licenses, permits, franchises, registrations, authorizations, consents and approvals from all Governmental Authorities necessary to operate the Station. All FCC Licenses and other material Licenses are validly issued in the name of Seller, are in full force and effect, are not subject to any conditions that would require operation of the Station in a manner materially different from its operations as of the date the Station was most recently operated, and to Seller’s knowledge, are not subject to any conditions outside the ordinary course other than those set forth on the face of such FCC Licenses or on Schedule 3.5, or that affect the television broadcast industry, or substantial segments thereof, generally. No waiver of FCC rule or policy is required for Seller to be the holder of any of the FCC Licenses. Except as set forth on Schedule 3.5, Seller has complied in all material respects with all the terms of the Licenses, and there are no pending applications filed by Seller seeking to modify any License, and no pending revocations of any License. On July 21, 2008, the FCC granted the Station Special Temporary Authority to remain silent.

3.6 No Assumed Contracts. Seller is not assigning any Contracts to Buyer in connection with the transactions contemplated by this Agreement except as specifically set forth on Schedule 1.1A.

3.7 Intellectual Property. Schedule 3.7 contains a description of the Intellectual Property and Technology, excluding those which are required to be listed on Schedule 3.5 or which pertain to the Excluded Assets, all of which are, to Seller’s knowledge, valid and in full force and effect and uncontested. Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, copyrights or similar intellectual property rights owned by any other Person. To Seller’s knowledge, no other Person is infringing upon or otherwise acting adversely with respect to any Intellectual Property or Technology.

3.8 Personnel Matters.

(a) No Employees. Buyer is not hiring any of the Employees in connection with the acquisition of the Assets. Buyer shall have no responsibility for Employee Plans or Compensation Arrangements.

(b) Labor Unions. Seller is not a party to any collective bargaining agreement. As of the date hereof, to Seller’s knowledge, (i) none of the Employees is presently a member of any collective bargaining unit related to his or her employment, and (ii) no collective bargaining unit has filed a petition for representation of any of the Employees.

3.9 Taxes. Seller has filed, or caused to be filed, with the appropriate Governmental Authority, all required Tax returns, and Seller has paid, caused to be paid or accrued all Taxes shown to be due and payable or claimed to be due and payable thereon, except where the failure to file such returns or pay or accrue such Taxes could not reasonably be expected to result in a Lien on the Assets or in the imposition of transferee liability on Buyer for the payment of such Taxes. Seller has no Liability material in amount for any Taxes due and owing, and there are no proceedings pending pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Assets or as operator of the Station following the Closing.

3.10 Claims and Litigation. Except as set forth on Schedule 3.10, there are no Actions pending or, to Seller’s knowledge, threatened by or against Seller relating to the Station, the Assets, the Business or the transactions contemplated by this Agreement. Except as described on Schedule 3.5, to Seller’s knowledge, there is (i) no complaint or other proceeding pending, threatened or outstanding before the FCC as a result of which an investigation, notice of apparent liability or order of forfeiture may be issued from the FCC relating to the Station, (ii) no FCC notice of apparent liability or order of forfeiture pending, threatened or outstanding against Seller or the Station, and (iii) no investigation pending, threatened or outstanding with respect to any violation or alleged violation of any FCC rule, regulation or policy by Seller.

3.11 No Interference With Signal. Except as set forth on Schedule 3.11, to Seller’s knowledge, there currently exists no interference to the Station’s licensed analog signal from other broadcast stations, or by the Station’s signal to other broadcast stations, in each case beyond that permitted by the FCC’s rules and, to Seller’s knowledge, there are no applications pending at the FCC the grant of which would cause objectionable interference to the Station’s licensed analog signal other than what might arise as a result of proceedings that generally affect the television broadcast industry. In addition, except as set forth on Schedule 3.11, to Seller’s knowledge, there currently exists no source of interference to the Station from other broadcast stations, or by the Station’s signal to other broadcast stations, following the transition to digital broadcasting service on Channel 42, in each case beyond that permitted by the FCC’s rules and, to Seller’s knowledge, there are no applications pending at the FCC the grant of which would cause objectionable interference to the Station following the transition to digital broadcasting service on Channel 42.

3.12 Compliance with Legal Requirements. Except as set forth on Schedule 3.12, (i) Seller is in compliance in all material respects with all applicable FCC Legal Requirements and the FCC Licenses and (ii) Seller is in compliance with all Legal Requirements and Licenses (other than those covered by the foregoing clause (i)) relating to the Station, the Business and the Assets, except where the failure to be in compliance would not have a Material Adverse Effect. On July 21, 2008, the FCC granted the Station Special Temporary Authority to remain silent.

3.13 Environmental Matters. Except in compliance in all material respects with Environmental Laws, there is no (and there has not previously been any) (i) Handling of any Hazardous Substances at, on, from or around any real property used in connection with the Station (the “Real Property”) or on any properties surrounding or adjacent to any Real Property, (ii) presence of Hazardous Substances on or around any Real Property, (iii) underground tanks, PCBs or asbestos-containing materials located on or around any Real Property, and (iv) asbestos, mold, or other indoor air quality issues on or around any Real Property; provided, however, that the foregoing representations with respect to “around” or “on any properties surrounding or adjacent to” any Real Property, or with respect to any time period prior to the start date of Seller’s leasehold interest for such Real Property shall be qualified by Seller’s knowledge. Neither Seller nor any Person acting on behalf of Seller has released any other Person from any claims Seller might have, or have had, for any matter relating to the presence or Handling of Hazardous Substances on any Real Property. No Liens have been, or are, imposed on any of the Assets under any Environmental Laws. Seller has obtained any permits, licenses, registrations and other approvals and has filed all reports and notifications required under any Environmental Laws in connection with the Assets, and is in compliance in all material respects with all applicable Environmental Laws. Seller has not received any notice of or, to Seller’s knowledge, is not the subject of, any Action by any person alleging liability under or noncompliance with any Environmental Law. Seller has delivered to Buyer copies of all reports, notices, or other documentation relating to Hazardous Substances on or around the Real Property in Seller’s possession.

3.14 Conduct of Business in Ordinary Course. Except for the Special Temporary Authority effective June 23, 2008, and as set forth on Schedule 3.14, Seller has conducted the business and operations of the Station in the ordinary and usual course consistent with past practice, and has not (i) made any sale, assignment, lease or other transfer of, or mortgaged or pledged, or imposed or suffered any Lien (other than Permitted Liens) on, any of the Assets, (ii) sold or disposed of Assets in the normal course of business without finding suitable replacements therefor, (iii) suffered any material damage or destruction (whether or not covered by insurance) to any Assets which Assets have not been repaired or replaced, or (iv) experienced any Material Adverse Effect.

3.15 Brokers. Seller will indemnify and hold Buyer harmless against any claim by any brokers alleging to have worked on behalf of Seller in connection with the transactions contemplated by this Agreement. It is understood that Holt Media Group has been engaged by Seller and Seller will be responsible for any commissions due.

3.16 Insurance. Schedule 3.16 hereto sets forth a true and correct list of all insurance policies maintained by or for the benefit of Seller related to the Assets.

3.17 Real Property. Except for the Tower Lease, Seller does not own or lease any real property that is used in the operation of the Station or the conduct of the Business. True, correct and complete copies of the Tower Lease, together with any amendments thereto, have previously been delivered to Buyer. The Tower Lease is in full force and effect and, to the knowledge of Seller, no defaults exist thereunder.

3.18 Disclosure. No representation or warranty made by Seller in this Agreement contains any untrue statement of a material fact or omits or fails to state any material fact or information necessary to make such representation or warranty not materially misleading.

3.19 Absence of Other Express or Implied Representations. Except for the representations and warranties contained in this Section 3, the Escrow Agreement or any certificate or instrument delivered pursuant hereto or thereto, neither Seller nor any other Person makes any express or implied representation or warranty on behalf of Seller.

Section 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization and Authority. Buyer (which term includes each of the two entities identified in the initial paragraph of this Agreement) is in each case a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Buyer has all requisite legal power and authority to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement and the Escrow Agreement by Buyer have been duly and validly authorized by all necessary legal action, as the case may be. This Agreement and the Escrow Agreement have been (or when delivered will be) duly executed and delivered by Buyer and constitute (or will constitute) a valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exceptions.

4.3 No Contravention; Consents. Subject to obtaining the Consents, the execution, delivery and performance of this Agreement and the Escrow Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by Buyer will not (i) violate any provisions of the organizational documents of Buyer, (ii) violate any Legal Requirements applicable to Buyer, or (iii) require the consent of any third party, or violate, or be in conflict with, or constitute a default under any contract or agreement to which Buyer is a party, such that Buyer cannot perform its obligations hereunder. Except for the FCC Consent, no material consent, approval, license or authorization of any Governmental Authorities or other third party is required by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

4.4 Qualifications. Buyer knows of no facts that would, under applicable Legal Requirements, disqualify it with respect to the assignment or transfer of the FCC Licenses. Buyer has not engaged in any course of conduct that would impair the ability of Buyer to be the holder of the FCC Licenses. No waiver of FCC rule or policy is required on the part of Buyer for Buyer to be the holder of the FCC Licenses.

4.5 Sufficient Available Funds. At Closing, Buyer will have available the necessary funds to enable it to pay the Purchase Price and to consummate the transactions contemplated hereby.

4.6 Brokers. Buyer will indemnify and hold Seller harmless against any claim by any brokers alleging to have worked on behalf of the Buyer in connection with the transactions contemplated by this Agreement. Buyer has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Buyer which is or may be entitled to a commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets.

4.7 Disclosure. No representation or warranty made by Buyer in this Agreement contains any untrue statement of a material fact or knowingly omits or fails to state, any material fact or information necessary to make such representation or warranty not materially misleading.

4.8 Absence of Other Express or Implied Representations. Except for the representations and warranties contained in this Section 4, the Escrow Agreement or any certificate or instrument delivered pursuant hereto or thereto, neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of Buyer.

Section 5. PRE-CLOSING COVENANTS OF THE PARTIES

5.1 Covenants of Seller. Seller covenants and agrees from and after the execution and delivery of this Agreement to and including the Closing Date as follows; provided, however, that each of such covenants or agreements is subject to the terms of any prior written consents that may be given by Buyer with respect thereto:

(a) Commercially Reasonable Efforts. Seller shall use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use its commercially reasonable efforts to obtain all necessary Consents required in connection with this Agreement and the transactions contemplated hereby, including the FCC

Consent and any required Consents of other Governmental Authorities with lawful jurisdiction over Seller. Seller shall make all filings with and give all notices to third parties that may be reasonably necessary of Seller in order to consummate the transactions contemplated hereby.

(b) FCC Matters. (i) Seller shall obtain special temporary authority from the FCC for the Station to be off the air beginning on the Off-Air Date and continuing until Seller or Buyer, as the case may be, causes the Station to resume broadcasting. (ii) Notwithstanding any provision of this Agreement to the contrary, pending the Closing, Seller shall maintain actual (de facto) and legal (de jure) control over the FCC Licenses and the Station.

(c) Access. Seller shall give to Buyer and its agents reasonable access during normal business hours to all of Seller’s personnel, premises, properties, assets, contracts, documents and commitments of or relating to the Station that are in Seller’s possession or control, and shall furnish Buyer with all such information concerning the affairs of the Station as Buyer reasonably may request in connection with Buyer’s acquisition of the Assets.

(d) Ordinary Course. Seller shall preserve and maintain the Assets in good working order and condition, subject to normal wear and tear, in the ordinary course of business consistent with past practice, provided, however, that Seller may take any actions that it deems appropriate with respect to Excluded Assets not needed for the operation of the Station. Subject to the foregoing, Seller shall use commercially reasonable efforts to keep its organization intact, and to preserve the goodwill of suppliers, customers, landlords, Governmental Authorities and others dealing with Seller.

(e) Compliance with Legal Requirements. Seller shall comply in all material respects with all Legal Requirements and Licenses applicable to Seller or the Station.

(f) Contracts and Liens. Seller shall not create, assume, consent to or suffer to exist any Lien on any of the Assets (other than Permitted Liens). Unless Buyer shall have given its prior written consent, Seller shall not enter into any new Contract or incur any obligation (including obligations arising from the amendment of any existing Contract) that will be binding on Buyer after the Closing.

(g) No Solicitation. Seller shall not, and shall cause its officers, directors, Employees, agents, representatives, equity holders and Affiliates not to (i) sell, transfer, lease, assign or otherwise dispose of or distribute any of the Assets (other than the disposal of worn out or obsolete Assets in the ordinary course of business consistent with past practice) or any equity interests of Seller (whether pursuant to merger, acquisition, consolidation, reorganization, recapitalization or otherwise) to any Person (other than Buyer), (ii) solicit, encourage, entertain, negotiate or enter into with any Person any such transaction or agreement of the nature described in clause (i) above, or (iii) provide any non-public information about the Station to any Person. Upon gaining knowledge thereof, Seller shall promptly (but in any event within two (2) Business Days) notify Buyer if any discussions or negotiations regarding a transaction of the nature described in clause (i) above are sought to be initiated, or if a Person makes any inquiry or proposal, or requests information, with a view, as reasonably determined by Seller, toward making such a proposal or offer with respect to the Assets or the Seller.

5.2 Covenants of Buyer. Buyer covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

(a) Commercially Reasonable Efforts. Buyer shall use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use its commercially reasonable efforts to obtain all necessary Consents, FCC Consents, and any other consents of any other Governmental Authorities with lawful jurisdiction over Buyer and other authorizations required in connection with this Agreement and the transactions contemplated hereby. Buyer shall make all filings with and give all notices to third parties that may be necessary or reasonably required in order to consummate the transactions contemplated hereby.

(b) No Control. Notwithstanding any provision of this Agreement to the contrary, pending the Closing, Buyer shall do nothing to interfere with Seller’s actual (de facto) and legal (de jure) control over the FCC Licenses and the Station. Buyer acknowledges and agrees that the responsibility for the Station shall, pending the Closing, reside with Seller.

(c) No Assumed Contracts. Buyer is not assuming any Contracts except to the extent set forth on Schedule 1.1A. Buyer acknowledges and agrees that Seller may, at its discretion, take such actions as it deems appropriate to effect a termination of any Contract that Buyer has elected not to assume under this Agreement.

Section 6. JOINT COVENANTS

6.1 Consultations Regarding Consents of Governmental Authorities. The Parties shall consult with one another as to the approach to be taken with any Governmental Authority with respect to obtaining any necessary Consent of such Governmental Authority to the transactions contemplated hereby, including the FCC Consent, and each Party shall keep the other Party reasonably informed as to the status of any communications by it with any Governmental Authority. No Party hereto shall make any material commitments relating to any Consent of any Governmental Authority, including the FCC Consent, that would alter in any material way any application or request filed jointly by the Parties with respect to the transactions contemplated hereby without the other Party’s prior written consent.

6.2 Joint Filings. Seller and Buyer shall cooperate in the preparation and joint filing of the Assignment Application with the FCC no later than five (5) Business Days following the date hereof, and with any other applicable Governmental Authority as soon as practicable following the date hereof, requesting the approval of the assignment and transfer of the Licenses (as appropriate) and the other Assets and the Business to Buyer. Each of the Parties hereto shall diligently take or cooperate in the taking of all steps that are reasonably necessary or appropriate to expedite the prosecution and favorable consideration of such applications. The Parties shall undertake all actions and file such materials as shall be reasonably necessary or required to obtain any necessary waivers or other authority in connection with the foregoing applications.

6.3 Notice of Breach. Buyer and Seller shall give prompt notice to one another of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any material failure of Buyer or Seller, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, and except as and to the extent required by applicable Legal Requirements, each Party will keep confidential all information obtained from the other Party in connection with the transactions contemplated by this Agreement (unless such information thereafter becomes generally available to the public, is otherwise available to it on a non-confidential basis from another source, or has been developed independently by it). If this Agreement is terminated, each Party will, upon request, return to the other Party all information obtained by the first Party from the other Party in connection with the transactions contemplated by this Agreement.

6.5 Press Releases. No Party hereto will issue any press release or make any other public announcements concerning this Agreement or the transactions contemplated hereby except with the prior approval (not to be unreasonably withheld) of the other Party hereto regarding the timing and content of such announcement; provided that any Party hereto may make any disclosure that it in good faith determined to be necessary to comply with applicable Legal Requirements so long as such Party shall give prior written notice to the other Party of such disclosure.

6.6 Allocation of Purchase Price. Prior to the Closing, Buyer and Seller shall agree on the allocation of the Purchase Price in accordance with the rules under Section 1060 of the Code. No filings made by either Party with any taxing or other authority shall reflect an allocation other than in the manner agreed upon, and each Party shall timely make all filings required by any taxing authority, including the filing of Internal Revenue Service Form 8594.

6.7 Bulk Sales. Seller and Buyer hereby waive compliance by the other with bulk sales Legal Requirements applicable to the transactions contemplated hereby.

6.8 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of (i) any of the tangible Assets shall be borne by Seller at all times prior to the Closing Date and by Buyer at all times from and after the Closing Date, except for any loss or damage of any of the tangible Assets as a result of acts or omissions of Seller. In the event of any such loss or damage to the Assets occurring prior to the Closing Date, Seller shall use commercially reasonable efforts to repair, replace and restore the Assets. If Seller reasonably concludes that such repair, replacement and restoration are sufficiently substantial so that any representation, warranty, or covenant of Seller shall not be true and correct in all material respects at the Closing Date (after giving consideration to any repairs, restoration or replacement to occur prior to the Closing Date), Seller shall promptly notify Buyer in writing of the circumstances, and Buyer, at any time within ten days after receipt of such notice, may elect by written notice to Seller either to (i) waive such defect and proceed toward consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, (ii) terminate this Agreement, or (iii) postpone the Closing Date until such time as those Assets which are the subject of the loss, damage, impairment, confiscation or condemnation have been repaired, replaced or restored. If Buyer elects to so terminate this Agreement prior to the Closing Date, Buyer and Seller shall stand fully released and discharged of any and all obligations hereunder.

6.9 Further Assurances. On and after the Closing Date, the Parties will take all appropriate and commercially reasonable actions and execute all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to put Buyer in possession and operating control of the Assets and the Station, or to otherwise carry out any of the provisions hereof.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

The obligations of Seller to sell the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and complete at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date except for (i) any representation or warranty that is expressly stated only as of a specified earlier date, in which case such representation or warranty shall be true as of such earlier date, or (ii) changes in any representation or warranty that are permitted by this Agreement; and Buyer shall have performed all agreements and covenants required hereby to be performed by Buyer prior to or on the Closing Date in all material respects.

7.2 Closing Deliveries. Seller shall have received from Buyer the documents and other items to be delivered to Seller by Buyer pursuant to Section 9.3 of this Agreement.

7.3 FCC Consent. The FCC Consent shall have been issued.

7.4 No Injunction. No material Legal Requirement shall have been promulgated, enacted, entered or enforced, and no other action in any court proceeding shall have been taken, by any Governmental Authority that has the effect of making illegal or of restraining or prohibiting the consummation of the transactions contemplated hereby.

Section 8. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

The obligations of Buyer to purchase the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

8.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and complete at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date except for (i) any representation or warranty that is expressly stated only as of a specified earlier date, in which case such representation or warranty shall be true as of such earlier date, or (ii) changes in any representation or warranty that are permitted by this Agreement; and Seller shall have performed all agreements and covenants required hereby to be performed by Seller prior to or on the Closing Date in all material respects (except for the covenants set forth in Section 5.1(g), which shall have been performed in all respects).

8.2 Closing Deliveries. Buyer shall have received from Seller the documents and other items to be delivered by Seller pursuant to Section 9.2 of this Agreement.

8.3 Final Orders from the FCC. The FCC Consent shall have been issued and shall have become a Final Order. The FCC Consent shall not be subject to any condition that is reasonably likely to adversely affect, in any material respect, the financial condition of the Station as contemplated to be operated by Buyer after the Closing, other than any such condition that arises due to any failure by Buyer or its Affiliates to have complied with the FCC’s Legal Requirements.

8.4 Material Consents. Each Consent that is designated by Buyer and Seller on Schedule 3.3 as being a “required consent” shall have been obtained without any material adverse change in the terms or conditions of each License or Contract to which such Consent relates from those in effect on the date hereof. In connection with obtaining the Consent for the Tower Lease, Seller further agrees to use commercially reasonable efforts to obtain from the lessor a lessor estoppel (as required by the terms of Section 15(e) of the Tower Lease) confirming the basic terms of the Tower Lease and that no default exists thereunder.

8.5 No Injunction. No Legal Requirement shall have been promulgated, enacted, entered or enforced, and no other action in any court proceeding shall have been taken, by any Governmental Authority that has the effect of making illegal or of restraining or prohibiting the consummation of the transactions contemplated hereby.

8.6 Material Adverse Effect. Between the date hereof and the Closing Date, neither the Assets, the Business, nor the Station shall have experienced any Material Adverse Effect.

8.7 Resumption of Broadcasting by Station. Prior to the Closing, Buyer, in its sole discretion, shall have determined that it can cause the Station to resume broadcasting prior to the date which is twelve (12) months after the Off-Air Date. For the purposes of this Section 8.7, to resume broadcasting means to resume broadcasting in a manner that satisfies FCC requirements to avoid loss of, or restrictions placed on, the FCC Licenses.

8.8 Extinguishment of Struiksma Lien. At or prior to the Closing, the Struiksma Lien shall be extinguished, and Seller shall deliver to Buyer evidence satisfactory to Buyer of such extinguishment.

Section 9. THE CLOSING

9.1 The Closing. On the Closing Date and at the Closing Place, Seller shall make such deliveries as are set forth in Section 9.2, and Buyer shall make such deliveries as are set forth in Section 9.3. All transactions at the Closing are deemed to have taken place simultaneously and no transaction shall be deemed to have been completed, nor shall any document be deemed to have been delivered, until all transactions shall have been completed and all documents, delivered.

9.2 Deliveries by Seller to Buyer. Seller shall deliver to Buyer:

(a) One or more deeds, bills of sale, assignments and other appropriate instruments of conveyance duly executed by Seller, transferring to Buyer all of the Assets in form and substance reasonably satisfactory to Buyer;

(b) A copy of each instrument evidencing any Consent that shall have been obtained prior to Closing;

(c) A certificate of Seller attesting to its fulfillment of the conditions set forth in Section 8.1;

(d) A copy of the resolutions of Seller approving the transactions contemplated by this Agreement; and

(e) Such other documents reasonably requested by Buyer to give effect to the transactions contemplated by this Agreement, including without limitation, a written designation of the account to which the Purchase Price is to be wire transferred.

9.3 Deliveries by Buyer to Seller. Buyer shall deliver to Seller:

(a) The Closing Cash Payment in accordance with the provisions of Section 2.2 hereof;

(b) One or more appropriate assumption agreements duly executed by Buyer, whereby Buyer assumes and agrees to perform the Assumed Liabilities in form and substance reasonably satisfactory to Seller;

(c) A certificate of Buyer attesting to its fulfillment of the conditions set forth in Section 7.1;

(d) A copy of the resolutions of Buyer approving the transactions contemplated by this Agreement; and

(e) Such other documents reasonably requested by Seller to give effect to the transactions contemplated by this Agreement.

Section 10. INDEMNIFICATION

10.1 Survival. The representations, warranties, covenants and agreements of either Party contained in this Agreement (or in any document delivered in connection herewith) shall (i) be deemed to have been made on the date of this Agreement, and on the Closing Date subject to any changes in any representation or warranty that are contemplated by this Agreement, (ii) be deemed to be material and to have been relied upon by the Parties notwithstanding any investigation made by the Parties, (iii) survive the Closing, and (iv) remain operative and in full force and effect until and including the second anniversary of the Closing Date, provided, however, that the representations and warranties set forth in (a) Sections 3.1, 3.2, 3.4 and 4.2 shall survive without any time limitation and (b) Sections 3.9 (Taxes) and 3.13 (Environmental Matters) shall survive until 60 days after the expiration of the applicable statute of limitations. (The applicable period of such survival subsequent to Closing is referred to as the “Indemnity Period.”)

10.2 Seller’s Indemnity. During the Indemnity Period (or thereafter, solely with respect to any claim for indemnification for which a Claim Notice has been given prior to the expiration of the Indemnity Period), Seller shall indemnify and hold harmless Buyer, its Affiliates and their respective directors, officers, members, stockholders, employees, agents and representatives (collectively the “Buyer Indemnified Parties”) from and against any and all demands, losses, Liabilities, Actions, assessments, damages, fines, Taxes, penalties, reasonable costs and expenses (including reasonable expenses of investigation, and reasonable fees and disbursements of legal counsel, accountants and other experts) (collectively, “Losses”) incurred or suffered by the Buyer Indemnified Parties arising out of, resulting from or relating to:

(a) Any breach of any of the representations or warranties made by Seller in this Agreement;

(b) Any failure by Seller to perform any of its covenants or agreements contained in this Agreement; or

(c) The Non-Assumed Liabilities and any Liabilities arising from Seller’s ownership and control of the Assets, the Business and the Station prior to the Closing.

10.3 Buyer’s Indemnity. During the Indemnity Period (or thereafter, solely with respect to any claim for indemnification for which a Claim Notice has been given prior to the expiration of the Indemnity Period), Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective directors, officers, members, stockholders, employees, agents and representatives (collectively the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of, resulting from or relating to:

(a) Any breach of any of the representations or warranties made by Buyer in this Agreement;

(b) Any failure by Buyer to perform any of its covenants or agreements contained in this Agreement; or

(c) The Assumed Liabilities and any Liabilities arising from Buyer’s ownership and control of the Assets from and after the Closing.

10.4 Procedures. In the event that any Party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such Party pursuant to this Section 10, the Party seeking such indemnification (the “Claimant”) shall assert a claim for indemnification by giving prompt written notice thereof (a “Claim Notice”) which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based, along with a copy of the claim or complaint, to the Party providing indemnification (the “Indemnitor”). For purposes of this paragraph, any Claim Notice that is sent within fifteen (15) days of the date upon which the Claimant actually learned of such Loss shall be deemed to have been “prompt notice”; provided that failure of the Claimant to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced by such failure.

(a) Upon the receipt of such Claim Notice, the Indemnitor shall have the right to undertake (at its own expense), by counsel or representatives of its own choosing, the good faith defense, compromise or settlement to be undertaken on behalf of the Claimant and shall keep the Claimant reasonably informed with respect thereto, provided that the Indemnitor unconditionally agrees in writing that it shall provide indemnity to the Claimant for all Losses relating to the claim disclosed in the Claim Notice. Indemnity for such Losses shall not be deemed an admission of liability on the part of the Indemnitor as against any such third party. If the Indemnitor elects to undertake such defense by its own counsel or representatives, the Indemnitor shall give notice to the Claimant within ten (10) Business Days of its receipt of the Claim Notice. Notwithstanding the foregoing, the Indemnitor may not assume or control the defense if the named parties to the action giving rise to the Claim Notice (including any impleaded parties) include both the Indemnitor and the Claimant and representation of both Parties by the same counsel would be inappropriate (based on a written opinion of outside counsel) due to actual or potential differing interests between them, in which case the Claimant shall have the right to defend the action and to employ counsel reasonably approved by the lndemnitor, and, to the extent the matter is determined to be subject to indemnification hereunder, the lndemnitor shall reimburse the Claimant for all reasonable costs associated with such defense.

(b) The Claimant shall cooperate with the Indemnitor in such defense and provide the Indemnitor with all information and assistance reasonably necessary to permit the Indemnitor to settle and/or defend any such claim. Except as otherwise provided in the last sentence of Section 10.4(a), the Claimant may retain counsel (at the Claimant’s expense) to monitor or participate in the defense of such claim, but the Indemnitor shall be entitled to control the defense unless the Claimant unconditionally agrees in writing to relieve the Indemnitor from liability with respect to the particular matter. The lndemnitor shall have the right in good faith to settle or compromise any such claim, provided that (i) at least ten (10) Business Days prior notice of such settlement or compromise is given to the Claimant and (ii) such settlement or compromise must not require the Claimant to take or refrain from taking any action (provided that Claimant shall not unreasonably withhold its consent to the terms of a mutual release with respect to such claim with the third party making such claim), contain any admission by or on behalf of the Claimant, or otherwise fail to hold Claimant fully harmless with respect to such claim. Notwithstanding the foregoing, in connection with any such settlement or compromise negotiated by the Indemnitor, no Claimant shall be required by an Indemnitor to (i) enter into any settlement that does not include as an unconditional term thereof the delivery by the Claimant or plaintiff to the Claimant of a release from all liability in respect of such claim or litigation, or (ii) enter into any settlement that attributes by its terms any non-indemnified liability to the Claimant.

(c) If an Indemnitor fails, within ten (10) Business Days after the date of the Claim Notice to give notice to the Claimant of such Indemnitor’s election to assume the defense thereof, the lndemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Claimant and shall reimburse the Claimant for all Losses (including reasonable attorney’s fees) incurred by the Claimant; provided, however, that the Claimant shall keep the Indemnitor advised on a timely basis of significant developments with respect to such defense and permit the Indemnitor to participate, at its own election and expense, at any time, in the defense thereof.

10.5 Qualifications and Limitations. Notwithstanding any provision contained in this Agreement to the contrary, the Indemnitor’s obligations to indemnify the Claimant pursuant to Section 10.2 or 10.3 shall be subject to the following qualifications and limitations:

(a) In the determination of whether a breach has occurred with respect to any representation or warranty contained in Section 3 or Section 4 of this Agreement for purposes of the exercise by Buyer or Seller, as the case may be, of its indemnity rights under Section 10.2(a) or 10.3(a) hereof, any exception for “Material Adverse Effect” and any qualification by “in all material respects” in any representation or warranty shall be disregarded as if such representation or warranty did not contain such exception or qualification, and the phrase “material breach” or “material default” in any representation or warranty shall be read as if the word “material” were not present therein.

(b) All of Buyer’s or Seller’s Losses sought to be recovered under Section 10.2 or 10.3 hereof shall be net of (i) any insurance proceeds received by Buyer or Seller as Claimant, as the case may be, with respect to the events giving rise to such Losses, and (ii) any tax benefits received by such Claimant in connection with such events.

(c) Following the Closing Date, except for claims based on fraud, the sole and exclusive remedy for either Party for any claim arising out of a breach of any representation, warranty, covenant or other agreement herein shall be a claim for indemnification pursuant to this Section 10.

Section 11. TERMINATION

11.1 Termination by the Parties. This Agreement may be terminated, and the purchase and sale of the Assets abandoned, by mutual consent of Buyer and Seller, or if the terminating Party is not then in material default, upon written notice to the non-terminating Party, upon the occurrence of any of the following:

(a) Breach by Seller. By Buyer in the event of a material breach of this Agreement by Seller such that if the Closing Date were the date of determination of such breach, the condition in Section 8.1 would not be satisfied; provided that if such Seller’s breach is capable of being cured prior to all other applicable conditions to Closing being met and Seller is diligently seeking to cure such breach, such termination by Buyer shall be effective only when such other conditions are met and Seller’s breach has not been cured;

(b) Breach by Buyer. By Seller in the event of a material breach of this Agreement by Buyer such that if the Closing Date were the date of determination of such breach, the condition in Section 7.1 would not be satisfied; provided that if such Buyer’s breach is capable of being cured prior to all other applicable conditions to Closing being met and Buyer is diligently seeking to cure such breach, such termination by Seller shall be effective only when such other conditions are met and Seller’s breach has not been cured;

(c) Judgments. By Buyer or Seller if there shall be in effect any final and non-appealable Judgment that would prevent or make unlawful the Closing;

(d) Outside Date. By Buyer or Seller if the Closing shall not have occurred prior to the first anniversary of the execution of this Agreement;

(e) Damage to Assets. By Buyer if it shall elect to exercise its termination right pursuant to Section 6.8.

11.2 Effect of Termination. Upon termination, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of any Party hereto (or any of their respective officers, directors, employees, representatives or Affiliates); provided that (i) if this Agreement is terminated by Buyer pursuant to Section 11.1(a), Seller will remain liable to Buyer for any breach of this Agreement by Seller existing at the time of termination, and (ii) if this Agreement is terminated by Seller pursuant to Section 11.1(b), Buyer’s sole liability to Seller for any breach of this Agreement shall be satisfied by the release of the Escrow Deposit to Seller pursuant to Section 11.4. If this Agreement is terminated for any reason other than pursuant to Section 11.1(b), the Escrow Amount, less any compensation due the Escrow Agent, shall be paid to Buyer.

11.3 Specific Performance. The Parties recognize that if Seller refuses to perform under the provisions of this Agreement or otherwise breaches its obligation to consummate this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law, and Buyer shall not be required to pay or post any bond in connection with any such equitable relief.

11.4 Payment of Escrow Deposit to Seller as Liquidated Damages. If this Agreement is terminated by Seller pursuant to Section 11.1(b), then and in that event Seller shall have the right to receive and retain the Escrow Deposit, and Buyer shall have the right to receive any interest or other income earned in respect of the Escrow Deposit. The Parties agree that the amount of the actual damages suffered by Seller as a result of a breach by Buyer are likely to be difficult or impractical to ascertain and, therefore, the payment of the Escrow Amount to Seller is fair and reasonable and does not constitute a penalty.

11.5 Surviving Obligations. The rights and obligations of the Parties described in Sections 6.4 (Confidentiality) and 6.5 (Press Releases), Section 12, and this Section 11 shall survive any termination.

Section 12. MISCELLANEOUS

12.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (ii) deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and (iii) addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 12.1:

If to Buyer:	KRCA Television LLC
KRCA License LLC
c/o Liberman Broadcasting Inc.
Attn: Lenard Liberman, Executive Vice President
1845 Empire Avenue
Burbank, CA 91504
Telephone: 818-563-5722
Telecopy: 818-558-4244

With a copy (which shall not constitute notice)

to:	Wiley Rein LLP
1776 K Street, NW
Washington, DC 20006
Attn: James R. Bayes, Esq.
Telephone: 202-719-7064
Telecopy: 202-719.7049

If to Seller:	Latin America Broadcasting of Arizona, Inc.
7282 Orangethorpe Avenue
Buena Park, CA 90621
Attention: William K. Thorpe
Telephone: 714-367-1074
Telecopy: 714-522-4524

With copies (which shall not constitute notice)

to:	Jay D. Fullman
A Professional Corporation
800 S. Beach Blvd., Suite A
La Habra, CA 90631
Telephone: 562-694-6005
Telecopy: 562-697-7700

12.2 Expenses. Buyer and Seller shall share equally and be responsible for: (i) any sales and transfer Taxes, recording and transfer fees arising from the purchase and sale of the Assets pursuant to this Agreement, (ii) any fees associated with filing the Assignment Application for the FCC Consent, and (iii) any fees associated with any other filing or similar fees relating to applications for Consent required from any Governmental Authority. Except as otherwise provided in this Agreement, Seller and Buyer shall each be liable for its own fees and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement and the consummation of the transactions contemplated herein.

12.3 Choice of Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.

12.4 Assignment.

(a) Seller may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Buyer.

(b) Buyer may assign this Agreement or any of its rights or obligations hereunder to an Affiliate without consent of Seller. Buyer may not assign this Agreement or any of its rights or obligations hereunder to any non-affiliated third party without the prior written consent of Seller.

12.5 Entire Agreement. This Agreement, all schedules and exhibits hereto, and all documents and certificates to be delivered by the Parties pursuant hereto, collectively represent the entire understanding and agreement between the Parties hereto with respect to the subject matter of this Agreement. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and are incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations, letters of intent or other writings between the Parties and their respective representatives with respect to the subject matter hereof and cannot be amended, supplemented, or modified except by an agreement in writing that makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the Party against which enforcement of any such amendment, supplement, or modification is sought.

12.6 Waivers of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

12.7 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and this Agreement shall be construed in a manner that, as nearly as possible, reflects the original intent of the Parties.

12.8 Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be an original, and all of which counterparts together shall constitute one and the same fully executed instrument.

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

BUYER		SELLER

KRCA Television LLC		LATIN AMERICA BROADCASTING OF ARIZONA, INC.

By:	/s/ Lenard Liberman	By:	/s/ Charles Wesley Burd
Name:	Lenard Liberman	Name:	Charles Wesley Burd
Title:	Executive Vice President	Title:	President

KRCA LICENSE LLC

By:	/s/ Lenard Liberman
Name:	Lenard Liberman
Title:	Executive Vice President